EXHIBIT 12

         Statement Regarding the Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                                (UNAUDITED)

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

                                                                                          Nine Months
                                                                                             Ended
                                              Year Ended December 31,                     September 30,
                                ____________________________________________________    _________________
                                 1988        1989       1990      1991        1992       1992       1993
                                ______      ______     ______    _______     ______     ______     ______

Income before the cumula-
  tive effect of changes in
  accounting principles . . . . $23,364     22,164     31,098     37,419     59,973     39,896     49,853

  Income taxes . . . . . . . .   11,063     10,740     17,396     20,070     32,599     22,250     29,992
                                 ______     ______     ______     ______     ______     ______     ______
                                 34,427     32,904     48,494     57,489     92,572     62,146     79,845
                                 ______     ______     ______     ______     ______     ______     ______
Fixed charges:

  Interest expense               20,405     22,417     24,132     22,504     27,166     20,345     22,186

  Pre-tax cost of preferred
    stock dividends of
    subsidiaries. . . . . . . .     283        221        114         36         36         27         28
                                 ______     ______     ______     ______     ______     ______     ______

       Total fixed charges. . .  20,688     22,638     24,246     22,540     27,202     20,372     22,214
                                 ______     ______     ______     ______     ______     ______     ______


Earnings, as adjusted. . . . . .$55,115     55,542     72,740     80,029    119,774     82,518    102,059
                                 ======     ======     ======     ======    =======     ======    =======
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends . . . . . . . . . .    2.66       2.45       3.00       3.55       4.40       4.05       4.59
                                 ======     ======     ======     ======    =======     ======    =======
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